                                                                    Exhibit 99.1

Mercury Waste Solutions Successfully Launches LampTracker(TM)

MANKATO, Minn. Dec. 14, 2000
Mercury Waste Solutions, Inc. (Nasdaq: MWSI) announced today that it has successfully launched its innovative new fluorescent lamp recycling program,
LampTracker(TM) with several leading national and regional electrical distributors including the nation's largest, Graybar. The Company began testing the product in 1999 and introduced its fully integrated, web-based
LampTracker(TM) program in September 2000. Through November, the Company's lamp recycling business is up 25% over 1999 with LampTracker(TM) accounting for 34% of lamp recycling sales.

LampTracker(TM) is a turnkey service that includes U.N. -approved recycling containers shipped to the customers' door, return freight via UPS, and recycling of the materials.

Customers can go to http://www.LampTracker.com to place orders, verify that materials have been recycled and print out a recycling certificate. Customer records are securely maintained at the website for three years.

According to Bill Trussel, National Lighting Manager at Graybar, the nation's leading supplier of electrical equipment, "It's the logical answer to a major problem. LampTracker(TM) combines simplicity, convenience and accountability.
The tracking and compliance features of this program are outstanding."

Brad Buscher, Chairman and CEO said, "LampTracker(TM) is revolutionizing lamp recycling. Customers can now eliminate sorting and counting of lamps, messy and hazardous storage, calls to and from shippers and tracking of paperwork.
Lamptracker.com enables our customers to better manage both regulatory compliance and administrative costs."

The Company has reached an agreement to provide LampTracker(TM) to a leading national retailer with full rollout scheduled for First Quarter 2001. The
Company has also reached an agreement with a major environmental services company that plans to begin marketing the program to thousands of its customers'
sites nationwide in 2001.

Mercury Waste Solutions provides mercury waste recycling services. The Company has sales/processing facilities in Union Grove, WI, and Roseville, MN;
sales/storage facilities in Marietta, GA, and Indianapolis, IN; storage facilities in Albany, NY and Kenosha, WI; and corporate offices in Mankato, MN.

Forward-Looking Statements: This release contains forward-looking statements that involve risks and uncertainties including statements regarding the
Company's LampTracker(TM) program. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those set forth in the forward-looking statements, including but not limited to market acceptance of the LampTracker(TM) program, the ability of the Company to secure new customers and the ability of the Company to manage its growth. Please refer to additional risk factors stated in the Company's recent Form 10-QSB filed with the Securities and Exchange Commission.

Contact: Mark Stennes of Mercury Waste Solutions, Inc. at 507-345-0523.